Exhibit 10.18

FORM OF

SECTION 409A AMENDMENT TO THE

CHANGE IN CONTROL AGREEMENT

WHEREAS,                                          (the “Executive”) entered into a change in control agreement with the Savings Institute Bank and Trust Company (the “Bank”) and SI Financial Group, Inc. (the “Company”) as guarantor, effective                     , 20     (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued with respect to 409A of the Code; and

WHEREAS, Section 8 of the Agreement provides that the Agreement may be amended or modified at any time by means of a written instrument signed by the parties.

NOW, THEREFORE, the Bank, the Company and the Executive agree to amend the Agreement effective                     , 20     as follows:

FIRST CHANGE

The following new Section 17 shall be added to the Agreement:

“17.	SECTION 409A OF THE CODE.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subparagraph (b) of this Agreement below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a)(i) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3(a)(i) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3(a)(ii) of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3(a)(ii) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17(b) of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.”

SECOND CHANGE

Section 2(a) of the Agreement shall be amended by adding the following paragraph to the end thereof:

“In the event Executive elects to voluntarily terminate his employment for Good Reason in accordance with this Section 2(a), he must notify the Bank within ninety (90) days after the initial existence of an event that qualifies as Good Reason and the Bank must be given an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Executive.”

IN WITNESS WHEREOF, the Bank and the Company has caused this Amendment to be executed by its duly authorized officers, and the Executive has signed this Amendment, on the          day of                     , 20    .

ATTEST:	SAVINGS INSTITUTE BANK AND TRUST COMPANY

For the Board of Directors

ATTEST:	SI FINANCIAL GROUP, INC.
(as guarantor)

For the Board of Directors

WITNESS:	EXECUTIVE

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